Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of March 15, 2021, is entered into by and among LGL Systems Acquisition Corp., a Delaware corporation (“Acquiror”), LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company (“Sponsor”), IronNet Cybersecurity, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, and Merger Sub are entering into an Agreement and Plan of Reorganization and Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and the Company to enter into the Merger Agreement and consummate the Merger, Sponsor is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Sponsor and the Company hereby agree as follows:

1. Representations and Warranties of Sponsor. Sponsor represents and warrants to Acquiror and the Company that the following statements are true and correct:

(a) Sponsor has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of Sponsor (assuming this Agreement has been duly authorized, executed and delivered by the other parties), enforceable against the Sponsor in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) As of the date hereof, Sponsor is the beneficial owner of 4,312,500 shares of Acquiror Pre-Transaction Sponsor Stock (the “Founder Shares”). Immediately prior to the Effective Time and prior to the forfeiture of the Sponsor Forfeited Shares (as defined below), all of the Sponsor Forfeited Shares will be owned by Sponsor. Sponsor has, or will have as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date, as applicable, valid, good and marketable title to such Sponsor Forfeited Shares, free and clear of all Liens (other than Liens pursuant to this Agreement or any other Transaction Agreement and transfer restrictions under applicable Law or under the Acquiror Organizational Documents). Except for this Agreement, the Sponsor is not party to any option, warrant, purchase right, or other contract or commitment that could require the Sponsor to sell, transfer, or otherwise dispose of the Sponsor Forfeited Securities. Neither the Sponsor, nor any transferees of any securities of Acquiror initially held by the Sponsor, has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any securities of Acquiror (including the Founder Shares) (whether in connection with the transactions contemplated by the Merger Agreement or otherwise).

(c) The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the Organizational Documents of the Sponsor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Sponsor is a party or by which its properties or assets may be bound, (iii) violate any Law of any Governmental Authority applicable to the Sponsor or its Subsidiaries, or any of their respective properties or assets (including the Founder Shares), as applicable, or (iv) result in the creation of any Encumbrance (other than Liens pursuant to this Agreement or any other Transaction Agreement to which it is subject or bound and transfer restrictions under applicable Law or under the Organizational Documents of Acquiror) upon its assets (including the Founder Shares), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Sponsor to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder

2. Forfeitures. The Sponsor hereby acknowledges, agrees and undertakes that, immediately prior to the Effective Time, the Sponsor shall automatically be deemed to irrevocably transfer to Acquiror, surrender and forfeit for no consideration 1,078,125 Founder Shares (such forfeited Founder Shares, the “Sponsor Forfeited Securities”) and that from and after such time such Founder Shares shall be deemed to be cancelled and no longer outstanding.

3. Agreement to Vote. The Sponsor hereby irrevocably and unconditionally agrees that, unless the Termination Date has occurred, Sponsor shall (i) vote (or execute and return a written consent with respect to) all shares of Acquiror Common Stock (including shares of Acquiror Pre-Transaction Sponsor Stock and those shares of Acquiror Common Stock that may be issued to it upon conversion of Acquiror Pre-Transaction Sponsor Stock) beneficially owned by it, whether acquired before, in, or after the IPO, in favor of approval of the Amendment Proposal at any meeting called to consider and act on such proposal (or pursuant to a solicitation of written consents) (the “Voting Agreement”) and (ii) prior to approval of the Amendment Proposal, not make any distributions of Acquiror securities to any Insider (as such term is defined in the Sponsor Agreement) unless, prior to making such distribution, such Insider agrees in writing be bound by the terms of the Voting Agreement and to not transfer any such Acquiror securities prior to the approval of the Amendment Proposal.

4. Covenants. Subject to the terms and conditions of this Agreement, Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by Sections 2 and 3 of this Agreement.

5. Termination. This Agreement shall automatically terminate, and have no further force and effect, if the Merger Agreement is terminated in accordance with its terms prior to the Closing under the Merger Agreement

6. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Sponsor and the Company.

7. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to the Company, to it at:

IronNet Cybersecurity Inc.

7900 Tysons One Place

Suite 400

McLean, VA 22102

Attention: S. Scott Alridge, Chief Legal Officer

E-mail: scott.alridge@ironnetcybersecurity.com

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive, 14th Floor

Reston, VA 20190-5640

Attention: Brian F. Leaf

E-mail: bleaf@cooley.com

if to Acquiror or Sponsor, to Acquiror or Sponsor, as applicable, at:

LGL Systems Acquisition Corp.

165 Liberty St., Suite 220

Reno, NV 89501

Attention: Robert LaPenta Jr.

Email: Rob@dfns.ai

with a required copy (which copy shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Michael L. Zuppone

E-mail: michaelzuppone@paulhastings.com

8. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

9. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 9 shall be null and void, ab initio.

11. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10 shall not be required to provide any bond or other security in connection with any such injunction.

12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

14. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LGL SYSTEMS ACQUISITION CORP.

By:	/s/ Robert LaPenta Jr.
Name: Robert LaPenta Jr.
Title: Co-Chief Executive Officer and Chief Financial Officer

LGL SYSTEMS ACQUISITION HOLDING COMPANY, LLC

By:	/s/ Robert LaPenta Jr.
Name: Robert LaPenta Jr.
Title: President

IRONNET CYBERSECURITY, INC.

By:	/s/ Keith B. Alexander
Name: Keith B. Alexander
Title: Co-Chief Executive Officer

[Signature Page to Sponsor Support Agreement]